Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Seven Oaks Acquisition Corp. on Amendment No. 4 to Form S-4 of our report dated March 31, 2021, except for the effects of the restatement discussed in Notes 2, 7 and 9,  as to which the date is June 3, 2021, which includes an explanatory paragraph as to the restatement of previously issued financial statements, with respect to our audit of the financial statements of Seven Oaks Acquisition Corp. as of December 31, 2020 and for the period from September 23, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Hartford, CT

November 2, 2021